Exhibit 99.1
                                                                    ------------

                  PITNEY BOWES ANNOUNCES SECOND QUARTER RESULTS
                  ---------------------------------------------

         STAMFORD, Conn., July 25, 2005 - Pitney Bowes Inc. (NYSE:PBI) today reported second quarter performance that was driven by continued strong results in its core businesses. Revenue increased 13 percent to $1.36 billion. Net income for the quarter was $139 million or $.60 per diluted share versus $.58 per diluted share in the prior year. Excluding the impact of restructuring charges, the company's second quarter adjusted diluted earnings per share was $.67 versus $.62 in the prior year.

         Commenting on the company's financial performance during the quarter, Chairman and CEO Michael J. Critelli noted, "This quarter we enjoyed continued success in executing our strategies for delivering sustainable value. We are particularly pleased with the positive momentum we are experiencing in our core businesses and our expectation for future growth through our strategic acquisitions."

         "We are also pleased with the contributions from our strategic acquisitions as they are successfully integrated into our operations. We target acquisitions that allow us to expand in existing or adjacent growth markets that leverage our expertise, provide incremental near-term growth, and position us for stronger growth in the future. The recent acquisition of the marketing services company, Imagitas, Inc. is a good example. This transaction expands our presence in the growing marketing segment of the mailstream, provides immediate added value to our customers and shareholders, and strengthens our ability to provide longer-term value."

         The results for the quarter were driven by ongoing strong worldwide demand for the company's mailing systems, mail services, and supplies for its broader base of digital products, as well as acquisitions completed within the prior twelve months.

         Excluding the impact of restructuring charges, earnings before interest and taxes (EBIT) was $287 million and grew by 12 percent versus the second quarter of 2004. The growth in EBIT enabled the company to offset an increase in interest expense and a higher tax rate during the quarter compared with the prior year.

         During the quarter, the company took several actions as part of its previously announced restructuring program and recorded after-tax charges of $17 million or $.07 per diluted share.

         The company continues to pursue the spin-off of most of its Capital Services business, which contributed approximately $.04 per diluted share in the second quarter 2005, about equal to the contribution in the prior year.

         The company generated $22 million in cash from operations during the quarter. Adjusted free cash flow was $167 million. Adjusted free cash flow reflects cash from operations after subtracting capital expenditures and excluding the effects from the company's restructuring program and a $200 million bond posted with the Internal Revenue Service (IRS). The company posted the bond in order to stop interest from accruing as we dispute potential tax liabilities.

         The company purchased approximately two million of its common shares during the quarter for $85 million and has $51 million of remaining authorization for future share repurchases.

         Effective as of the beginning of the year, the company revised its segments to reflect its product-based businesses separately from its service-based businesses. Global Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental and financing of production mail and inserting equipment, mail finishing, mail creation and shipping equipment, related supplies and maintenance services, mailing and customer communication software and postal payment solutions.

         During the quarter Global Mailstream Solutions revenue increased 12 percent to $951 million and EBIT increased nine percent to $285 million, when compared with the prior year.

         In the U.S., the quarter's revenue growth was favorably impacted by continued strong demand for networked digital mailing systems, especially for small and mid-sized systems, and for supplies for digital products. The quarter's results also included higher revenue from Document Messaging Technologies that was driven by the contribution of Group 1 Software, which was acquired in July 2004.

         Outside of the U.S., revenue again grew at a double-digit rate. This reflected good revenue growth in virtually all of the company's markets, with the UK, Canada and Germany achieving significant revenue growth on a local currency basis. These results were based on strong demand for digital mailing systems, which are continuing to be introduced outside of the U.S., good growth in mailing equipment placements with small businesses, and increased supplies for digital products. In addition, revenue growth for the quarter benefited from the fourth-quarter 2004 acquisition of Groupe Mag and favorable foreign currency translation.

         Global Business Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services to key vertical markets, and mail services operations, which include presort mail services, international outbound mail services and direct mail marketing services.

         For the quarter, Global Business Services reported revenue growth of 20 percent to $369 million and EBIT growth of 46 percent to $23 million compared with the prior year.

         The company's management services operation reported three percent revenue growth and double-digit EBIT growth for the quarter consistent with the ongoing focus on higher value service offerings and administrative cost reduction. The integration of Compulit, the litigation support business acquired last quarter to grow capabilities within the legal vertical market, continues to go well.

         Mail services revenue more than doubled versus the prior year as a result of continued expansion into additional sites, growth in its customer base, and the acquisition of Imagitas during the quarter. EBIT margins improved versus the prior quarter and were comparable to the prior year as the company continued to invest in the expansion of its presort and international mail network and integrate recently acquired sites.

         Capital Services revenue for the quarter declined 20 percent to $41 million and EBIT declined two percent to $26 million.

         The quarter's EBIT was favorably impacted by the sale of assets in the portfolio. Earlier in the year, the company announced that it had entered into a definitive agreement with Cerberus Capital Management, L.P. for a sponsored spin-off of the Capital Services external leasing business. Subject to customary regulatory approvals, the new entity will be an independent, publicly traded company consisting of most of the assets in the Capital Services segment.

         For the full year, the company expects to record net after-tax restructuring charges in the range of $13 million to $26 million, or $.06 to $.11 per diluted share, net of the after-tax gain on the sale of its Main Plant site, completed in the first quarter 2005. The restructuring charges relate to the continued realignment and streamlining of the company's worldwide infrastructure requirements. The timing of some of these restructuring activities is uncertain and not completely within the company's control.

         For the full year, the company expects revenue growth in the range of nine to 11 percent and diluted earnings per share in the range of $2.52 to $2.64. Excluding the impact of net restructuring charges and a charitable contribution made in the first quarter, the company expects adjusted diluted earnings per share in the range of $2.66 to $2.72.

         The company anticipates third quarter revenue growth in the range of 10 to 12 percent and diluted earnings per share in the range of $.57 to $.65. Excluding the impact of restructuring charges, the company expects adjusted diluted earnings per share in the range of $.65 to $.67.

         Management of Pitney Bowes will discuss the company's results in a conference call today at 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at http://www.pb.com/investorrelations.
                      -----------------------------------

         Pitney Bowes engineers the flow of communication. The company is a $5.3 billion global leader of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
                                            -------------------

         Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes
(EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges often reflect retooling of the business in an episodic way. Although they represent actual expenses to the company, these episodic charges might mask the periodic income associated with our business had there not been a retooling. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adds back long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges. Of course, each of these items uses cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

         The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

         The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

         Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site http://www.pb.com/investorrelations in the Investor Relations section.
-----------------------------------

         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the third quarter and full year 2005, and our expected diluted earnings per share for the third quarter and for the full year 2005. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2004 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or business spin-offs. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

================================================================================
Note: Consolidated statements of income for the three months ended June 30, 2005 and 2004, and consolidated balance sheets at June 30, 2005, March 31, 2005, and June 30, 2004, are attached.


                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

                                                 Three Months Ended June 30,                Six Months Ended June 30,
                                             -----------------------------------       -----------------------------------
                                                       2005             2004 (1)                 2005             2004 (1)
                                             --------------       --------------       --------------       --------------
Revenue from:
    Sales                                    $      386,587       $      338,442       $      768,014       $      669,802
    Rentals                                         205,494              200,635              407,135              402,073
    Financing                                       161,387              147,993              318,662              296,222
    Support services                                197,297              159,946              392,231              318,359
    Business services                               368,529              307,576              717,632              610,367
    Capital services                                 40,880               51,309               74,288               81,000
                                             --------------       --------------       --------------       --------------
           Total revenue                          1,360,174            1,205,901            2,677,962            2,377,823
                                             --------------       --------------       --------------       --------------
Costs and expenses:
    Cost of sales                                   171,289              151,918              339,066              311,293
    Cost of rentals                                  43,969               43,077               86,286               84,777
    Cost of support services                        102,997               85,114              203,171              170,737
    Cost of business services                       299,297              252,690              588,139              498,582
    Cost of capital services                              -               13,017                    -               13,017
    Selling, general and administrative             415,659              364,440              824,043              725,259
    Research and development                         40,295               38,930               81,844               74,934
    Restructuring                                    26,402               16,229               10,562               31,272
    Charitable contribution                               -                    -               10,000                    -
    Interest, net                                    50,414               42,538               97,230               83,983
                                             --------------       --------------       --------------       --------------
           Total costs and expenses               1,150,322            1,007,953            2,240,341            1,993,854
                                             --------------       --------------       --------------       --------------
Income before income taxes                          209,852              197,948              437,621              383,969
Provision for income taxes                           70,821               63,230              148,986              122,657
                                             --------------       --------------       --------------       --------------
Net income                                   $      139,031       $      134,718       $      288,635       $      261,312
                                             ==============       ==============       ==============       ==============

Basic earnings per share                     $         0.61       $         0.58       $         1.25       $         1.13
                                             ==============       ==============       ==============       ==============

Diluted earnings per share                   $         0.60       $         0.58       $         1.24       $         1.11
                                             ==============       ==============       ==============       ==============

Average common and potential common
    shares outstanding                          232,500,409          234,122,702          232,993,622          234,521,468
                                             ==============       ==============       ==============       ==============

(1) Prior year amounts have been reclassified to conform with the current year presentation.


                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

                                                                        6/30/05            3/31/05           6/30/04
                                                                     -------------      -------------     -------------

Assets
------
Current assets:
      Cash and cash equivalents                                      $     276,884      $     322,544     $     328,282
      Short-term investments, at cost which
          approximates market                                               72,836             13,706             1,951
      Accounts receivable, less allowances:
          6/05 $50,977    3/05 $49,353    6/04 $38,096                     617,066            596,435           480,314
      Finance receivables, less allowances:
          6/05 $66,837    3/05 $69,260    6/04 $69,449                   1,342,058          1,357,906         1,339,262
      Inventories                                                          237,146            224,095           207,950
      Other current assets and prepayments                                 210,791            201,748           198,011
                                                                     -------------      -------------     -------------
            Total current assets                                         2,756,781          2,716,434         2,555,770
                                                                     -------------      -------------     -------------

Property, plant and equipment, net                                         633,991            638,811           662,011
Rental equipment and related inventories, net                              481,852            487,703           453,855
Property leased under capital leases, net                                    2,572              2,897             2,176
Long-term finance receivables, less allowances:
          6/05 $86,360    3/05 $93,240    6/04 $111,111                  1,803,482          1,795,644         1,799,073
Investment in leveraged leases                                           1,558,000          1,551,035         1,541,186
Goodwill                                                                 1,609,849          1,437,679         1,003,002
Intangible assets, net                                                     409,112            315,593           208,611
Other assets                                                               906,828            872,924           856,682
                                                                     -------------      -------------     -------------
Total assets                                                         $  10,162,467      $   9,818,720     $   9,082,366
                                                                     =============      =============     =============


Liabilities and stockholders' equity
------------------------------------
Current liabilities:
      Accounts payable and accrued liabilities                       $   1,478,953      $   1,419,783      $  1,312,469
      Income taxes payable                                                 116,290            259,897           187,838
      Notes payable and current portion of
          long-term obligations                                          1,459,078            747,268         1,151,359
      Advance billings                                                     483,344            466,329           383,856
                                                                     -------------      -------------     -------------
            Total current liabilities                                    3,537,665          2,893,277         3,035,522
                                                                     -------------      -------------     -------------

Deferred taxes on income                                                 1,750,902          1,756,189         1,715,412
Long-term debt                                                           2,881,637          3,176,025         2,463,928
Other noncurrent liabilities                                               347,233            360,657           421,769
                                                                     -------------      -------------     -------------
            Total liabilities                                            8,517,437          8,186,148         7,636,631
                                                                     -------------      -------------     -------------
Preferred stockholders' equity in a
      subsidiary company                                                   310,000            310,000           310,000

Stockholders' equity:
      Cumulative preferred stock, $50 par value,
          4% convertible                                                        17                 17                19
      Cumulative preference stock, no par value,
          $2.12 convertible                                                  1,173              1,235             1,268
      Common stock, $1 par value                                           323,338            323,338           323,338
      Retained earnings                                                  4,381,273          4,316,613         4,161,616
      Accumulated other comprehensive income                               123,156            121,540            38,588
      Treasury stock, at cost                                           (3,493,927)        (3,440,171)       (3,389,094)
                                                                     -------------      -------------    --------------
            Total stockholders' equity                                   1,335,030          1,322,572         1,135,735
                                                                     -------------      -------------    --------------
Total liabilities and stockholders' equity                           $  10,162,467      $   9,818,720    $    9,082,366
                                                                     =============      =============    ==============


                                Pitney Bowes Inc.
                                Revenue and EBIT
                                By Segment Group
                                 June 30, 2005
                                   (Unaudited)
                                   -----------

(Dollars in thousands)
                                                                                                            %
                                                                    2005              2004 (2)            Change
                                                               --------------      --------------      ------------
Second Quarter
--------------

      Revenue
      -------
      Global Mailstream Solutions                              $      950,765      $      847,016               12%
      Global Business Services                                        368,529             307,576               20%
      Capital Services                                                 40,880              51,309              (20%)
                                                               --------------      --------------      ------------

      Total Revenue                                            $    1,360,174      $    1,205,901               13%
                                                               ==============      ==============      ============

      EBIT (1)
      --------
      Global Mailstream Solutions                              $      284,810      $      261,162                9%
      Global Business Services                                         23,133              15,829               46%
      Capital Services                                                 26,024              26,535               (2%)
                                                               --------------      --------------      ------------

      Total EBIT                                                      333,967             303,526               10%

      Unallocated amounts:
         Interest, net                                                (50,414)            (42,538)
         Corporate expense                                            (47,299)            (46,811)
         Restructuring                                                (26,402)            (16,229)
                                                               --------------      --------------
      Income before income taxes                               $      209,852      $      197,948
                                                               ==============      ==============

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.


                                Pitney Bowes Inc.
                                Revenue and EBIT
                                By Segment Group
                                 June 30, 2005
                                   (Unaudited)
                                   -----------

                                                                                                                %
(Dollars in thousands)
                                                                     2005                2004 (2)             Change
                                                               ----------------      ----------------      ------------
Year to Date
------------

      Revenue
      -------
      Global Mailstream Solutions                              $      1,886,042      $      1,686,456               12%
      Global Business Services                                          717,632               610,367               18%
      Capital Services                                                   74,288                81,000               (8%)
                                                               ----------------      ----------------      ------------

      Total Revenue                                            $      2,677,962      $      2,377,823               13%
                                                               ================      ================      ============

      EBIT (1)
      --------
      Global Mailstream Solutions                              $        558,492      $        509,237               10%
      Global Business Services                                           41,361                31,656               31%
      Capital Services                                                   45,528                47,717               (5%)
                                                               ----------------      ----------------      ------------

      Total EBIT                                                        645,381               588,610               10%

      Unallocated amounts:
         Interest, net                                                  (97,230)              (83,983)
         Corporate expense                                              (89,968)              (89,386)
         Charitable contribution                                        (10,000)                    -
         Restructuring                                                  (10,562)              (31,272)
                                                               ----------------      ----------------
      Income before income taxes                               $        437,621      $        383,969
                                                               ================      ================

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
       Reconciliation of Reported Consolidated Results to Adjusted Results
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share amounts)

                                                                  Three months ended June 30,         Six months ended June 30,
                                                                -------------------------------   ---------------------------------
                                                                          2005             2004               2005             2004
                                                                --------------  ---------------   ----------------  ---------------

GAAP income before income taxes, as reported                    $      209,852  $       197,948   $        437,621  $       383,969
    Restructuring                                                       26,402           16,229             10,562           31,272
    Charitable contribution                                                  -                -             10,000                -
                                                                --------------  ---------------   ----------------  ---------------
Income before income taxes, as adjusted                                236,254          214,177            458,183          415,241
Provision for income taxes, as adjusted                                 80,326           69,072            155,782          133,914
                                                                --------------  ---------------   ----------------  ---------------
Income, as adjusted                                             $      155,928  $       145,105   $        302,401  $       281,327
                                                                ==============  ===============   ================  ===============


GAAP diluted earnings per share, as reported                    $         0.60  $          0.58   $           1.24  $          1.11
    Restructuring                                                         0.07             0.04               0.03             0.09
    Charitable contribution                                                  -                -               0.03                -
                                                                --------------  ---------------   ----------------  ---------------

Diluted earnings per share, as adjusted                         $         0.67  $          0.62   $           1.30  $          1.20
                                                                ==============  ===============   ================  ===============


GAAP net cash provided by operating activities,
  as reported                                                   $       21,750  $       238,984   $        214,109  $       513,962
     Capital expenditures                                              (68,141)         (72,378)          (147,680)        (146,847)
                                                                --------------  ---------------   ----------------  ---------------
Free cash flow                                                         (46,391)         166,606             66,429          367,115
     Restructuring payments                                             13,234           13,612             34,526           30,164
     Charitable contribution                                                 -                -             10,000                -
     IRS bond payment                                                  200,000                -            200,000                -
                                                                --------------  ---------------   ----------------  ---------------
Free cash flow, as adjusted                                     $      166,843  $       180,218   $        310,955  $        97,279
                                                                ==============  ===============   ================  ===============


GAAP income before income taxes, as reported                    $      209,852  $       197,948   $        437,621  $       383,969
    Interest, net                                                       50,414           42,538             97,230           83,983
                                                                --------------  ---------------   ----------------  ---------------
Earnings before interest and taxes (EBIT)                              260,266          240,486            534,851          467,952
    Restructuring                                                       26,402           16,229             10,562           31,272
    Charitable contribution                                                  -                -             10,000                -
                                                                --------------  ---------------   ----------------  ---------------
EBIT, as adjusted                                               $      286,668  $       256,715   $        555,413  $       499,224
                                                                ==============  ===============   ================  ===============